EXHIBIT 10.2

BMR–Ardsley Park LLC

17190 Bernardo Center Drive  •  San Diego, California  92128

Phone: (858) 485-9840  •  Facsimile: (858) 485-9843

VIA FEDERAL EXPRESS AND EMAIL

September 11, 2014

Acorda Therapeutics, Inc.
420 Saw Mill River Road
Ardsley, New York  10502
Attention:  President and CEO, and
Attention: Executive Vice President, General Counsel and Corporate Secretary

Re:	Letter Agreement

Dear Sir or Madam,

This letter agreement is in connection with that certain Lease dated as of June 23, 2011 (as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between BMR-Ardsley Park LLC (“Landlord”) and Acorda Therapeutics, Inc. (“Tenant”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Lease.

The purpose of this letter is to clarify certain Lease obligations as set forth below.

Exhibit N

Landlord and Tenant hereby amend and restate Exhibit N of the Lease with Exhibit N attached hereto, but solely as it relates to the initial Phase of the 440 Expansion Premises (the “Initial 440 Expansion Premises”), which for purposes of clarity consists of the second (2nd) floor of the 440 Building.  The original Exhibit N of the Lease (or the applicable portions thereof) shall remain in full force and effect with respect to any other Expansion Premises.

Lobby Work

Although the (a) work set forth in Section 1(c) and (b) lobby skylight work set forth in Section 1(h), in each case of Exhibit N attached hereto ((a) and (b) together, the “Lobby Work”) is part of Landlord’s Work, the construction and completion of the Lobby Work shall be performed pursuant to a schedule that is separate from the schedule for the remainder of Landlord’s Work for the Initial 440 Expansion Premises such that Landlord shall diligently seek to Substantially Complete the Lobby Work on or before February 15, 2015 (as such date may be extended for Tenant Delay, the “Estimated Lobby Delivery Date”).  Notwithstanding anything to the contrary in the Lease, (m) in no event shall Substantial Completion of the Lobby Work be included as a factor that determines (i) Substantial Completion of Landlord’s Work or the Expansion Premises Delivery Requirements, (ii) the Term Commencement Date or (iii) the Expansion Rent Commencement Date (except as expressly set forth in the immediately following sentence), in each case for any portion of the 440 Expansion Premises (including, the Initial 440 Expansion Premises) and (n) in the event the Lobby Work is not Substantially Complete by the Estimated Lobby Delivery Date for any reason, (i) the Lease shall not be void or voidable and (ii) except as expressly set forth in the immediately following sentence, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. If Landlord has failed to Substantially Complete the Lobby Work on or prior to the Estimated Lobby Delivery Date (subject to extension to the extent Landlord has been delayed in the performance of the Lobby Work by Tenant Delay), then (in addition to any deferrals in the Expansion Rent

Commencement Date otherwise provided in the Lease) the Expansion Rent Commencement Date for the entire Initial 440 Expansion Premises shall be deferred or, if the Expansion Rent Commencement Date for the Initial 440 Expansion Premises has already occurred, Basic Annual Rent for the entire Initial 440 Expansion Premises shall be abated, in either case by a number of calendar days equal to the sum of (y) the number of Force Majeure and Unknown Condition Delay Days, in each case with respect to the Lobby Work and (z) the sum of (i) one (1) day for each of the first thirty (30) Unexcused Delay Days (i.e., Unexcused Delay Days 1-30) with respect to the Lobby Work, (ii) two (2) days for each of the second thirty (30) Unexcused Delay Days (i.e., Unexcused Delay Days 31-60) with respect to the Lobby Work and (iii) three (3) days for each Unexcused Delay Day after the first sixty (60) Unexcused Delay Days (i.e., Unexcused Delay Days 61 and greater) with respect to the Lobby Work; with the understanding that disputes over the determination of the deferral or abatement described in this sentence and the causes of the underlying delays with respect thereto shall be determined by arbitration under Section 50 of the Lease.  For purposes of calculating Unexcused Delay Days in the immediately preceding sentence, the term “Completion Day Period” as used in the Lease shall mean the period between the Estimated Lobby Delivery Date (subject to extension to the extent Landlord has been delayed in the performance of the Lobby Work by Tenant Delay) and the day the Lobby Work is Substantially Complete.  For the avoidance of doubt, nothing in this paragraph limits Tenant’s rights with respect to any deferral of the Expansion Rent Commencement Date relating to Landlord’s Work (other than the Lobby Work) for the Initial 440 Expansion Premises as may be set forth in the Lease.

Expansion Rent Commencement Date for Initial 440 Expansion Premises

For purposes of clarity, this letter agreement shall not be interpreted to modify the Expansion Rent Commencement Date for the Initial 440 Expansion Premises as set forth in clause (ii) of the fourth (4th) paragraph of that certain Expansion Notice dated May 15, 2014 as executed by Landlord and Tenant, except (a) that reference to “Substantial Completion of Landlord’s Work for completion of the Expansion Premises Delivery Requirements for such Expansion Premises” in such clause (ii) shall mean Substantial Completion of Landlord’s Work set forth on Exhibit N attached to this letter (except for the Lobby Work) and (b) for any additional deferral of the Expansion Rent Commencement Date for the Initial 440 Expansion Premises or abatement of Basic Annual Rent for the Initial 440 Expansion Premises, as applicable, as set forth in the immediately preceding paragraph.

Certificate of Occupancy

Notwithstanding anything to the contrary in the Lease, (a) the terms “Substantial Completion” and “Substantially Complete” as each applies to Landlord’s Work (i.e., the Expansion Premises Delivery Requirements) with respect to the Initial 440 Expansion Premises shall not include the obligation of Landlord to obtain or receive a certificate of occupancy or temporary certificate of occupancy (regardless of whether a certificate of occupancy or temporary certificate of occupancy is required for occupancy of the Initial 440 Expansion Premises) and (b) Tenant shall be responsible for coordinating the obtaining of any certificate of occupancy for the Initial 440 Expansion Premises required by Applicable Laws or any Governmental Authority.  Landlord shall reasonably cooperate with Tenant to permit the obtaining of any certificate of occupancy for the Initial 440 Expansion Premises required by Applicable Laws or any Governmental Authority; provided that, Landlord shall not be responsible for any out-of-pocket costs with respect to items for which Landlord is not otherwise allocated responsibility under the Lease.

Canopy

Notwithstanding anything to the contrary in the Lease, Landlord shall not be required to construct a new canopy at the shared entrance between the 430 Building and the 440 Building (the “Canopy”) unless and until Landlord has received (prior to the Canopy Notice Deadline, as defined below) written request therefor (the “Canopy Notice”) indicating that Tenant desires that Landlord construct the Canopy.  In the event Landlord timely receives the Canopy Notice, the construction of the Canopy shall constitute Landlord’s Work and will be subject to the requirements for Landlord’s Work as set forth in the Lease (except as otherwise set forth herein), but excluding the provisions for Rent Commencement Deferral Days and Tenant’s termination right set forth in Section 5.1 of the Lease.  Landlord shall use commercially reasonable efforts to construct the Canopy within seven (7) months after Landlord’s timely receipt of the Canopy Notice, subject to extension on a day-for-day basis as a result of any Force Majeure and any Tenant Delay.  Notwithstanding anything to the contrary in the Lease, (y) in no event shall Substantial Completion of the Canopy work be included as a factor that determines (i) Substantial Completion of Landlord’s Work or the Expansion Premises Delivery Requirements, (ii) the Term Commencement Date or (iii) the Expansion Rent Commencement Date, in each case for any portion of the 440 Expansion Premises (including, the Initial 440 Expansion Premises) and (z) in the event the Canopy work is not Substantially Complete within such seven (7) month period for any reason, (i) the Lease shall not be void or voidable and (ii) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.  If Landlord does not receive the Canopy Notice by June 15, 2015 (the “Canopy Notice Deadline”), Landlord shall thereafter have no obligation to construct the Canopy and any and all prior obligations to construct the Canopy (whether set forth in this letter agreement, Exhibit N to the Lease or otherwise) shall be null and void and of no further force or effect.  In no event shall Tenant’s failure to deliver the Canopy Notice prior to the Canopy Notice Deadline entitle Tenant to a credit against Rent payable under the Lease.

Tenant Installations

The Tenant Installations (as defined below) shall be performed by Tenant as part of the Expansion Premises Tenant Improvements for the Initial 440

Expansion Premises and shall be subject to the applicable terms of the Lease and the Work Letter.  Tenant, at its sole cost and expense (except for Landlord’s payment of the 440-02 MEP Allowance (as defined below) pursuant to the terms of this letter agreement and the Lease), will provide and install (a) branch ductwork; a VAV system with reheat, reheat control valves, reheat circuit setters and strainer assemblies; horizontal reheat supply and return piping and VAV controls (with such VAV controls to be Johnson Controls equipment installed as an extension of the existing Johnson Controls system), (b) all electrical power, wiring and lighting, (c) plumbing piping; drains; vents and fixtures and (d) a hydronic fire sprinkler system and fire alarm system (which shall be an extension of the existing building systems), in all cases (as set forth in (a) – (d) above) to serve the Initial 440 Expansion Premises (all work necessary to complete items (a) – (d) above, the “Tenant Installations”).  Within sixty (60) days after Tenant’s completion of the Tenant Installations, Tenant shall provide Landlord with (w) an inventory of all equipment included in the Tenant Installations, (x) an air and water balance report of the Initial 440 Expansion Premises demonstrating proper balancing, (y) a commissioning report prepared by a licensed, qualified commissioning agent and (z) an as-built/turnover package (which shall include assignment by Tenant to Landlord of all warranties with respect to the Tenant Installations), in each case (x) – (z) with respect to all equipment included in the Tenant Installations.   All existing (as of the date of this letter agreement) MEP systems and equipment located in the 440 Building between the (y) air handler units serving the Initial 440 Expansion Premises and (z) Initial 440 Expansion Premises (the “Existing MEP Systems”) are available for connection or re-use by Tenant, however the condition of the Existing MEP Systems is unknown and Landlord makes no representation or warranty with respect to the condition of the Existing MEP Systems.  Landlord shall have no obligation to deliver the Existing MEP Systems in good working condition or order, however, Landlord shall not remove any Existing MEP Systems prior to the Term Commencement Date for the Initial 440 Expansion Premises.  Landlord shall reasonably cooperate with Tenant in good faith to permit Tenant to perform the Tenant Installations, including providing Tenant with access to portions of the 440 Building outside of the Initial 440 Expansion Premises as necessary for the completion of the Tenant Installations.

440-02 MEP Allowance

Tenant shall cause the Tenant Installations to be performed at a cost to Landlord not to exceed One Hundred Fifty Thousand Dollars ($150,000) (the “440-02 MEP Allowance”) in the aggregate.  The 440-02 MEP Allowance shall be in addition to the Expansion TI Allowance for the Initial 440 Expansion Premises (i.e., Fifty Dollars ($50) per square foot of Rentable Area of the Initial 440 Expansion Premises), but shall be deemed to be a part of the Expansion TI Allowance and subject to the terms and conditions of the Lease and the Work Letter applicable to the Expansion TI Allowance (including the Disbursement Conditions); provided, however, that (a) Tenant’s use of the 440-02 MEP Allowance shall not increase Basic Annual Rent as provided in Section 6.1(a) of the Lease, (b) the 440-02 MEP Allowance may be applied by Tenant only toward permitted costs and expenses relating to the Tenant Installations and (c) up to twenty-five percent (25%) of the 440-02 MEP Allowance may be held by Landlord as Retainage until Tenant’s final completion of all of the Tenant Installations, satisfaction (in Landlord’s reasonable discretion) of the requirements set forth in clauses (w) – (z) of the immediately preceding grammatical paragraph and Landlord’s receipt of final lien waivers with respect to the Tenant Installations in form and substance reasonably acceptable to Landlord.  For purposes of clarity, Tenant shall be solely responsible for the cost of the Tenant Installations to the extent such cost is in excess of the 440-02 MEP Allowance.

Early Access

Tenant may enter the Initial 440 Expansion Premises up to ninety-one (91) days before the Estimated Term Commencement Date for such Phase, as the term “Estimated Term Commencement Date” is described in Section 10.2(a) of the Lease (for purposes of clarity, such early access date described above is September 15, 2014 and is referred to herein as the “440-02 Early Access Date”), solely to begin construction of the Expansion Premises Tenant Improvements for the Initial 440 Expansion Premises, even if Landlord has not yet achieved Substantial Completion of Landlord’s Work with respect to the Initial 440 Expansion Premises.  Any access to the Initial 440 Expansion Premises after the 440-02 Early Access Date must not: (i) impede or impair, in any manner, Landlord’s achievement of Substantial Completion of Landlord’s Work for any Phase (including the Initial 440 Expansion Premises); or (ii) begin until Landlord and Tenant mutually agree on Tenant’s schedule with respect to construction of any Expansion Premises Tenant Improvements in connection with the Initial 440 Expansion Premises (for purposes of coordination with Landlord’s contractor).  For purposes of clarity, in addition to any other Tenant Delay, the term “Tenant Delay,” as used in the Lease shall include any delay in Landlord’s prosecution of Landlord’s Work caused by Tenant’s exercise of its early access rights set forth in this paragraph, to the extent that such circumstance actually delays Substantial Completion of Landlord’s Work for the Initial 440 Expansion Premises beyond the date when Substantial Completion would have otherwise occurred (as determined by the Neutral Architect if Landlord and Tenant disagree and whose determination shall be final and binding upon the parties).  Prior to entering upon the Initial 440 Expansion Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 22 of the Lease are in effect with respect to the Initial 440 Expansion Premises, and such entry shall be subject to all the terms and conditions of the Lease, other than the payment of Basic Annual Rent and Tenant’s Pro Rata Share of Operating Expenses (in both cases, with respect to the Initial 440 Expansion Premises only).  Landlord shall reasonably endeavor to allow Tenant and its consultants access to the 440 Building at any reasonable time for Tenant’s consultants to measure and inspect (in connection with Tenant’s plans for the Expansion Premises Tenant Improvements with respect to the Initial 440

Expansion Premises) in compliance with Landlord’s reasonable rules and restrictions, and subject to Landlord’s arrangements with its contractors.

Miscellaneous

Landlord and Tenant hereby agree that with respect to the Initial 440 Expansion Premises only, the phrase “Expansion Delivery Date (as determined and defined in accordance with Section 10.1)” in Section 1(d) of the Lease and the term “Expansion Delivery Date” in the penultimate sentence of Section 10.1 of the Lease shall in both cases (but in no other provisions of the Lease), be replaced with the phrase “Term Commencement Date for the Initial 440 Expansion Premises”.

Except as modified by this letter agreement, the Lease shall remain in full force and effect.  The agreements contained in this letter agreement shall bind and inure to the benefit of Landlord and Tenant and their respective and permitted assigns.  In the event of any conflict between the terms contained in this letter agreement and the Lease, the terms contained in this letter agreement shall control.  From and after the date hereof, the term "Lease" as used in the Lease shall mean the Lease, as modified by this letter agreement.  This letter agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this letter agreement shall be equivalent to, and have the same force and effect as, an original signature.  By signing below, each party agrees to all of the foregoing and (a) Tenant represents and warrants that Tenant has the full power and authority to countersign this letter, and the individual signing this letter on behalf of Tenant is authorized to do so and (b) Landlord represents and warrants that Landlord has the full power and authority to countersign this letter, and the individual signing this letter on behalf of Landlord is authorized to do so.

Sincerely,

/s/ Kevin Simonsen
Kevin Simonsen
Vice President, Real Estate Legal

ACKNOWLEGED AND AGREED:

ACORDA THERAPEUTICS, INC.

By:        /s/ David Lawrence

Name:     David Lawrence

Title:       Chief, Business Operations

EXHIBIT N

DELIVERY REQUIREMENTS FOR THE INITIAL 440 EXPANSION PREMISES

[See attached.]

Exhibit N (Initial 440 Expansion Premises only)

Landlord's Work Relating to the Expansion by Tenant into the Initial 440 Expansion Premises:

Landlord shall perform the following work ("Landlord's Work") with respect to the 2nd floor of the 440 Expansion Premises, or such other areas of the 440 Building as specified below:

1)
Complete the design and construction of the shell and core work on the 2nd floor of the 440 Expansion Premises, or such other areas of the 440 Building as specified below, as required and specified below (the "440-02 Core and Shell Work").   The 440-02 Core and Shell Work shall all be designed and constructed in accordance with the requirements of the New York State building codes.  As part of the Landlord's Work, Landlord shall:

a.	Leave the 440 Building structure in place, as is, subject to improvements to the cold shell required of this exhibit.

b.
All common areas of the 440 Building shall be fully permitted and constructed by Landlord and, to Landlord’s best knowledge and belief (as of the time Landlord delivers the 2nd floor of the 440 Expansion Premises to Tenant), shall be in compliance (as of the time of design) with the applicable version of local, state and federal building codes and regulations, including the Americans with Disabilities Act.

c.
Common area improvements for the 440 Building will include the renovation of the shared lobby between the 430 Building and the 440 Building with new finishes, operational security system and ADA access, including new finishes for the existing common passenger elevator cab.

d.
As of the time Landlord delivers the 2nd floor of the 440 Expansion Premises to Tenant, all building systems between the central utility plant and the 440 AHUs (as defined below) that serve the 440 Expansion Premises on the 2nd floor of the 440 Building shall be in good working order.

e.	Provide perimeter fire safing required by code between floors of the 440 Building.

f.	Repair missing or damaged caulk joints, glazed units and associated metal coping in existing curtain wall on the 2nd Floor of the 440 Expansion Premises.

g.	Install new façade-mounted address sign at the 440 Building entrance.

h.
Repair and complete existing roofing system to establish a Class A roof with extended warranty. Scope of work includes the repair and addition of all flashing and metal trim as required to create a tight building envelope as well as the repair or removal of the lobby skylight.

i.	Provide walkway pads to all base building roof top mechanical equipment.

j.	Modify existing hollow metal doors and frames including hardware supporting common area rooms to ensure the governing code requirements are met.

k.	Provide finished restrooms per all applicable codes for the 2nd floor of the 440 Building, including all fixtures, partitions and finishes.

l.
Ensure existing core and shell life safety systems including fire alarm and communications system for the existing layout of the 2nd floor of the 440 Expansion Premises (including horns, strobes, pull stations, egress lighting and exit signs) are installed according to applicable codes including installation and in good working order.

m.	Modify egress lighting fixtures as required in common areas of the 440 Building to provide battery back-up ballast for life safety requirement for fire stairs and elevator.

n.
Ensure existing domestic/potable  water service is operational to the mechanical area on the basement level of the 440 Building  including backflow preventer and pressure reducing valves as required by the governing code.

o.
Refurbish the existing roof top air handing units on the 440 Building (the “440 AHUs”) as required such that the 440 AHUs are capable of providing a minimum 1 CFM/SF capacity to the 2nd floor of the 440 Building with return air to the 440 AHUs in order to support an office program on the 2nd floor of the 440 Building and provide base building HVAC requirements for the general circulation area of the 2nd floor of the 440 Building, including common areas, electrical closets, and stairs.  This work to include piping, intake air plenums and duct work, louvers, controls/BMS, dampers and vibration isolation.

p.
Install any piping, unit controls and chilled water risers distribution required to support the new chiller capacities (which chillers were installed in connection with Landlord’s Work for the Initial Premises) to the 2nd floor of the 440 Building.

q.
Landlord shall air balance and commission the existing air handler units that serve the 2nd floor of the 440 Building.  Landlord will design and install a new chiller, heating hot water boiler, domestic hot water heater, associated pumps, reheat supply and return piping header to the 2nd floor of the 440 Building with isolation valves, an end of line reheat differential pressure gauge (to be coordinated with horizontal reheat piping) and air handler controls (as an extension of Landlord’s existing Johnson Controls system), in each case to serve the 2nd floor of the 440 Building.  Electrical power, wiring and lighting will be contained to the 1st floor mechanical equipment room, hallway and penthouse.  Landlord will construct facilities enabling the 440 Expansion Premises on the 2nd floor of the 440 Building to receive hot and cold municipal water to support office usage only (i.e., lavatory and pantry).  The piping for such municipal water will be run vertically to the 2nd floor of the 440 Building with an isolation valve.  In order to verify that the systems described in this paragraph are in good working order, Landlord will provide (within thirty (30) days after Landlord receives the final version of the commissioning certification described below) an inventory of the building systems equipment described in this paragraph that serve the 2nd floor of the 440 Building along with a commissioning certification for the existing air handler, existing air handler controls, new chiller and new heating hot water boiler (in each case that serve the 2nd floor of the 440 Building).

r.	Install a heating plant with a minimum of two (2) 1,500 MBH high efficiency gas fired condensing boilers.

s.
Install base building management system and controls for Landlord equipment (such building management system and controls shall be manufactured by Johnson Controls).  The base Building's building management system will be able to support expansion by Tenant to support control of Tenant equipment, provided that, such controls are manufactured by Johnson Controls and specified by Landlord.

t.	Provide all repairs or maintenance as required to ensure the main power service from site central plant distribution equipment to the entry point in the 440 Building.

u.	Install or repair existing switchgear to support operation of the 2nd floor of the 440 Building and any Common Areas of the 440 Building.

v.
Provide all repairs and maintenance to ensure the existing electrical buss and risers to electric rooms in the 440 Building required for Tenant’s occupancy for the 2nd floor of the 440 Building are in good working order.  Install or repair transformers, subpanels and breakers as required to feed primary electrical rooms on all floors.  Install building grounding system for base building and base building equipment.

w.	Install exterior lighting for the 440 Building necessary for exterior security and access to entrances and roof equipment.

x.	Perform any asbestos remediation in accordance with Applicable Law and in accordance with Section 2.8 of the Lease.